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EXHIBIT 99.1

CELLNET DATA SYSTEMS OBTAINS ADDITIONAL SHORT-TERM FINANCING

-- APPOINTS JOHN S. DUBEL AS CHIEF RESTRUCTURING OFFICER


SAN CARLOS, Calif., December 3, 1999 -- CellNet Data Systems, Inc. (NASDAQ:
CNDS) a market-leading provider of telemetry services, announced that it has obtained an additional $10 million bridge loan from a group of its bondholders to serve its immediate short-term cash needs while it continues the ongoing process of restructuring its balance sheet, and seeking additional short-term and long-term financing needed to continue to fund its growth and operations. This second $10 million bridge loan is an amendment to the first bridge loan that was extended November 11, 1999, and it is due on January 7, 2000.

In addition, CellNet announced the appointment of John S. Dubel as chief restructuring officer. Dubel is president of Dubel & Associates, LLC, a consulting firm specializing in financial restructurings, turnaround management services and strategic planning.

John T. LaMacchia, CellNet president and chief executive officer, said, "We appreciate the support that this group of bondholders has provided CellNet in the form of short-term financing as we continue our efforts to conclude the long-term financing we need within the likely framework of a balance sheet restructuring.

"We are also pleased that John Dubel has joined us as chief restructuring officer, bringing with him a wealth of experience in all financial and managerial aspects of restructuring. He has already proven to be a very strong addition to our management team and is providing CellNet with valuable counsel and leadership skills."

LaMacchia added, "From the feedback we have received from prospective strategic and financial investors, it's quite clear that they expect a substantial deleveraging of our balance sheet. Such deleveraging is likely to adversely affect the value of CellNet's common shares (NASDAQ: CNDS) and 7% Exchangeable Preferred Securities of CellNet Funding, LLC (NASDAQ: CNDSP)."

The Company
CellNet Data Systems, Inc. is an industry pioneer and leading provider of low-cost "telemetry services" -- defined as the ability to transmit and receive data for the remote monitoring and control of devices. CellNet networks are the largest and fastest-growing of their kind in the world, providing connectivity for millions of devices in the energy industry and other Commercial Data Service markets. For more Company information visit http://www.cellnet.com.

CERTAIN STATEMENTS CONTAINED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, STATEMENTS RELATING TO:
EXPECTATIONS WITH RESPECT TO CELLNET'S CASH NEEDS OR ITS ABILITY TO OBTAIN SUFFICIENT SHORT- OR LONG-TERM CAPITAL TO MEET ITS REQUIREMENTS, EITHER WITH OR WITHOUT A RESTRUCTURING OF ITS BALANCE SHEET; AND THE POSSIBLE EFFECT OF A RESTRUCTURING ON THE VALUE OF ANY COMMON STOCK OF CELLNET AND/OR 7% EXCHANGEABLE PREFERRED SECURITIES OF CELLNET FUNDING, L.L.C. THESE STATEMENTS THEREFORE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE

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SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER
FROM THESE STATEMENTS AND SUCH DIFFERENCES MAY BE MATERIAL. IN SHORT, NO ASSURANCE CAN BE GIVEN THAT CELLNET WILL BE ABLE TO RAISE ADDITIONAL SHORT-TERM AND/OR LONG-TERM CAPITAL NECESSARY TO MEET ITS REQUIREMENTS. INVESTORS ARE ENCOURAGED TO REVIEW CELLNET'S MOST RECENT FORM 10-K AND FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF THESE AND ADDITIONAL FACTORS THAT COULD AFFECT CELLNET'S FUTURE PERFORMANCE.

For more information, contact: Alex Tsigdinos (650) 508-6976 or Catherine Derr (650) 508-6141

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